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                           SUBSIDIARIES OF THE COMPANY


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                                               JURISDICTION OF
      SUBSIDIARIES                              INCORPORATION      DOING BUSINESS AS
1.    Mrs. Snyders Home Made Candies, Inc.        Illinois         Mrs. Snyders Home Made Candies, Inc.
2.    Fannie May Candy Company, Inc.              Delaware         Fannie May Candy Company, Inc.
3.    Grandmother's Candy Shops, Inc.             Illinois         Grandmother's Candy Shops, Inc.
4.    Archibald Home Made Candies, Inc.           Illinois         Archibald Home Made Candies, Inc.
5.    Archibald Box Corporation                   Illinois         Archibald Box Corporation
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